UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

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SUPPLEMENT DATED SEPTEMBER 19, 2011
TO
PROXY STATEMENT DATED AUGUST 29, 2011

GENERAL INFORMATION

This supplement is being mailed on or about September 20, 2011 to the shareholders of record of Central Vermont Public Service Corporation, a Vermont corporation (“Central Vermont,” the “Company,” “we, “us” or “our”), as of the close of business on August 26, 2011.  The following information supplements, and should be read in conjunction with, our proxy statement, dated August 29, 2011 (the “Proxy Statement”), which was previously mailed to you on or about August 30, 2011 relating to (i) the proposal to approve the Agreement and Plan of Merger, effective as of July 11, 2011 (the “Merger Agreement”), by and among Gaz Métro Limited Partnership, a Québec limited partnership (“Gaz Métro”), Danaus Vermont Corp., a Vermont corporation and indirect wholly-owned subsidiary of Gaz Métro (“Merger Sub”) and Central Vermont, (2) a grant of authority to the proxyholders to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval of the Merger Agreement, if there are not sufficient votes for approval of the Merger Agreement at the special meeting, and (3) a vote on a proposal to approve, by a non-binding advisory vote, the change in control payments payable to our named executive officers relating to the merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into Central Vermont (the “merger”), with Central Vermont continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Gaz Métro.

PROPOSED SETTLEMENT OF LITIGATION

As has been previously described in the Proxy Statement, following the announcement of the Merger Agreement, a putative class action lawsuit challenging the merger was filed in the U.S. District Court, District of Vermont (the “Court”), against Central Vermont, Central Vermont’s board of directors, Gaz Métro and Merger Sub. The complaint, captioned Davis v. Central Vermont Public Service Corporation, Case No. 5:11-cv-181, alleges that the Company’s directors failed to fulfill their fiduciary duties with respect to Central Vermont’s entrance into the Merger Agreement by, among other things, allegedly obtaining an unfair and inadequate price, failing to undertake an adequate sales process, engaging in self-dealing, including various “deal protection devices,” and failing to disclose to the Company’s shareholders information necessary to make an informed decision with respect to the merger. The lawsuit also alleges that Central Vermont, Gaz Métro and Merger Sub aided and abetted our board of directors in breaching their fiduciary duties. On August 2, 2011, an Amended Class Action Complaint was filed reiterating the previous claims of breaches of fiduciary duty and adding claims that the Company’s proxy materials regarding the merger are materially misleading and/or incomplete in various respects, in alleged violation of fiduciary duties and the federal securities laws. The Davis action seeks injunctive and other equitable relief against the proposed transaction with Gaz Métro, damages, and attorneys’ fees and costs.

Subsequently, Central Vermont, the other defendants in the Davis action, and the plaintiff entered into a memorandum of understanding dated as of September 19, 2011, regarding the settlement of the Davis action.  In  the memorandum of understanding, the parties agreed that Central Vermont would make certain disclosures to its shareholders relating to the proposed merger in addition to the information contained in the Proxy Statement.  Those additional disclosures are set forth below.

The memorandum of understanding also contemplates that the parties will seek to enter into and present to the Court a settlement agreement.  The settlement agreement will be subject to customary conditions, including Court approval.  In the event the parties enter into a settlement agreement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness, and adequacy of the settlement.  There can be no assurance that the Court will approve the settlement. In such event, the proposed settlement as contemplated by the settlement agreement may be terminated.

Central Vermont and the other defendants in the Davis action have vigorously denied, and continue to deny vigorously, any wrongdoing or liability with respect to all claims asserted in the Davis action, including that they have committed any violations of law, that they have acted improperly in any way, that they have any liability or owe any damages of any kind to plaintiff and/or the class, and that any additional disclosures (including the additional disclosures made herein) are required under any applicable rule, regulation, statute, or law, but are entering into the settlement agreement solely because they consider it desirable that the Davis action be settled and dismissed with prejudice in order to eliminate the burden, inconvenience, expense, risk and distraction of further litigation.  Nothing in this supplement, the parties’ memorandum of understanding or any settlement agreement shall be deemed to be an admission of liability or wrongdoing by any defendant in the Davis action nor shall anything in this supplement, the parties’ memorandum of understanding or any settlement agreement be deemed an admission of the materiality of any disclosures set forth herein.

RECOMMENDATION OF CENTRAL VERMONT’S BOARD OF DIRECTORS

The Central Vermont board of directors continues to unanimously recommend that Central Vermont shareholders vote “FOR” approval of the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the approval, by a non-binding advisory vote, of our named executive officers’ change in control payments relating to the merger.

ADDITIONAL DISCLOSURES

Additional Disclosure Regarding the Background of the Merger

The section entitled “The Merger—Background of the Merger” beginning on page 24 of the Proxy Statement is hereby amended and supplemented as follows:

(i)           The third paragraph on page 26 of the Proxy Statement is replaced with the following (changes marked):

On March 11, 2011, at a meeting of our board of directors, management presented its preliminary analysis regarding a variety of shareholder value creation opportunities that could potentially be incorporated into our long-term strategic plan.  The analysis included a range of risk-adjusted probabilities associated with achieving each opportunity identified by our management, and the impact that each opportunity was reasonably likely to have on our strategic plan.  The analysis included growth as a stand-alone company.  According to the analysis, the “realistic best case” for total return (consisting of an implied stock price plus dividends), taking into account the stand-alone company financial forecast prepared by management and assuming that each of the identified shareholder value creation opportunities was successfully completed, when discounted to present value at a 10% cost of equity, was estimated to be $23.16, $25.76, $24.37, and $24.33 for the years 2012 through 2015, respectively.  Lazard and our legal advisors discussed the four indications of interest received on March 9, 2011.  After discussions, the board of directors determined that Gaz Métro, Fortis and Company B should be offered the opportunity to review additional non-public financial and other information regarding Central Vermont and thereafter submit a definitive proposal regarding an acquisition of Central Vermont.  The board determined not to proceed with Fund A.  In making such determination, the board noted that the price per share offered by Fund A was the lowest of the four indications of interest, and that it was unlikely, based on previous dealings with Fund A, that Fund A would be able to pursue an acquisition of Central Vermont at the price levels indicated by Gaz Métro, Fortis and Company B.

(ii)           The fifth paragraph on page 26 of the Proxy Statement is replaced with the following (changes marked):

On April 11, 2011, our board of directors held a telephonic meeting at which it reviewed a draft merger agreement prepared by Sidley Austin and an updated financial forecast prepared by management, and approved the distribution of such materials to Gaz Métro, Fortis and Company B.  Our management also presented an updated analysis of certain shareholder value creation opportunities it had previously identified, together with an analysis of risk-adjusted probabilities associated with achieving each opportunity.  According to the analysis, the “realistic best case” for total return (consisting of an implied stock price plus dividends), taking into account the updated stand-alone company financial forecast prepared by management and assuming that each of the identified shareholder value creation opportunities was successfully completed, when discounted to present value at a 10% cost of equity, was estimated to be $23.16, $24.52, $24.72, and $25.48 for the years 2012 through 2015, respectively.  Based on such analysis, the assessment of our board of directors was that none of the shareholder value creation opportunities was reasonably likely to present superior opportunities for Central Vermont to create greater value for our shareholders, taking into account the timing and the likelihood of accomplishing such opportunities and the risks of execution, as well as business, competitive, industry and market risks.

(iii)           The last paragraph on page 27 is replaced with the following (changes marked):

On May 21, 2011, at a meeting of our board of directors, our management and financial and legal advisors reviewed the proposals received from each of the three bidders.  Lazard provided a preliminary financial analysis of the offers.  Internal legal counsel and representatives of Sidley Austin, Loeb & Loeb and our regulatory counsel, Downs Rachlin Martin PLLC, which we refer to in this proxy statement as Downs Rachlin Martin, reviewed Vermont and federal regulatory matters and the directors’ fiduciary and legal duties in connection with the potential transaction.  In the course of the meeting, Lazard also noted that, following the market speculation following the May 5 article speculating as to a possible transaction involving Central Vermont, Lazard and Mr. Reilly had been contacted by representatives of several third parties inquiring as to such a transaction.  Our board concluded that none of such parties was likely to be prepared to pursue an acquisition of Central Vermont at a price more attractive than the proposals received from the bidding process being conducted through Lazard, and that the delay and attendant risks from beginning a new process with these third parties were therefore not merited.  Following extensive discussion of the bids from Gaz Métro, Fortis and Company B, the Board determined that it was not prepared at that time to declare a winner of the bidding process.  Although Gaz Métro’s offer price meaningfully exceeded the offers of Fortis and Company B, the board was concerned that Gaz Métro’s offer was likely to involve significantly more challenges to receive regulatory approval (due to, among other things, Gaz Métro’s proposal to keep a share of the savings created by the transaction for its shareholders) and, related thereto, Gaz Métro’s mark-up of the merger agreement significantly weakened the steps required by Gaz Métro to obtain regulatory approval and allowed Gaz Métro to terminate the agreement without penalty if conditions imposed in regulatory approvals had a material adverse effect on Gaz Métro’s (unspecified) expected benefits from the transaction.  Accordingly, the board authorized Central Vermont’s management and advisors to pursue conversations with Gaz Métro to better understand the steps that Gaz Métro was prepared to take to obtain regulatory approval and the benefits Gaz Métro was expecting from the transaction.  In addition, Lazard was directed to advise all three bidders that the board would be meeting again on May 25, 2011 to further consider the offers and that, prior thereto, the bidders should inform Lazard of their best and final offers.  In that regard, each of Fortis and Company B was informed that they were at a significant disadvantage as to their proposed price and that they would need to increase their offers meaningfully in order to continue in the process.  Gaz Métro was advised that, while its proposed price was competitive, it would need to address the issue of regulatory approval and that the other bidders were being given an opportunity to improve their bids.

(iv)           The first paragraph on page 30 is replaced with the following (changes marked):

In the afternoon of May 27, 2011, our board of directors met telephonically.  Representatives of our management, Lazard, Sidley Austin, Loeb & Loeb and Downs Rachlin Martin were also present.  Mr. Reilly provided the board with an update of the status of the negotiations with Fortis, including its price increase and the other terms of its revised proposal.  Mr. Reilly noted that, notwithstanding its initial position earlier that morning, Fortis had agreed to permit Central Vermont to pay a quarterly dividend on our common stock after November 2011 in an amount not to exceed $0.01 per share, and that it had agreed not to require that members of our management waive their right to receive severance benefits under the change-in-control agreements if they terminated their employment with Central Vermont within 30 days after the first anniversary of the date the merger closed.  Conversely, Mr. Reilly noted, and the board concurred, that Gaz Métro’s proposal remained problematic due to Gaz Métro’s unwillingness to change the merger agreement to strengthen certain obligations with respect to regulatory approvals, or to delete its ability to terminate the agreement without penalty if conditions imposed in regulatory approvals had a material adverse effect on Gaz Métro’s expected benefits from the transaction.  Mr. Reilly also discussed with the board management’s recommendation that the board approve the proposed merger with Fortis.  Representatives of Loeb & Loeb discussed the fiduciary duties of our directors.  Representatives of Sidley Austin reviewed with the directors the terms of the draft merger agreement that had been negotiated with Fortis and related legal matters.  Also at the meeting, Lazard reviewed with the board its financial analysis of the merger consideration provided for in the draft merger agreement and rendered to our board of directors its oral opinion (which was subsequently confirmed in writing by delivery of Lazard’s written opinion) that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration of $35.10 in cash to be paid to the holders of our common stock (other than specified excluded holders) was fair, from a financial point of view, to such holders.  After discussion, our board of directors unanimously approved and adopted the merger proposal and unanimously recommended that our shareholders vote to approve the merger proposal.  At the conclusion of the meeting, the board directed Mr. Reilly to again request that Fortis increase from six the number of directors on our existing board that would be retained for two years after closing.  Shortly thereafter, Mr. Reilly and Mr. Marshall had a telephone conversation, during which Fortis agreed to retain up to seven members of our existing board.

Additional Disclosure Regarding the Opinion of Central Vermont’s Financial Advisor

The section entitled “The Merger—Opinion of Our Financial Advisor” beginning on page 38 of the Proxy Statement is hereby amended and supplemented as follows:

(i)           The first table on page 41 is replaced with the following:

Company Name	Share Price to 2011E EPS	Share Price to 2012E EPS
Central Vermont	13.2x	11.3x
CH Energy	18.4x	17.0x
Consolidated Edison	15.2x	14.6x
Northeast Utilities	15.3x	14.5x
NorthWestern	14.4x	13.9x
NSTAR	17.4x	16.9x
Pepco	16.4x	15.4x
UIL	17.0x	15.1x
Unitil	Not Available	Not Available

(ii)           The following disclosure is inserted immediately prior to the last paragraph on page 41:

In addition, for informational purposes, Lazard referred to Central Vermont’s compound annual growth rate in EPS, as reflected in the Central Vermont management case, for the calendar years 2010 through 2015.  The following table sets forth Central Vermont’s growth rate, along with the long-term growth rates for the comparable companies, which were obtained from I/B/E/S:
Company Name	Compound Annual Growth Rate
Central Vermont	9.2%
CH Energy	Not Available
Consolidated Edison	3.4%
Northeast Utilities	7.9%
NorthWestern	6.5%
NSTAR	5.0%
Pepco	5.0%
UIL	4.1%
Unitil	Not Available

(iii)           The last bullet on page 42 is replaced with the following:

•	expected annual dividends per share of $0.92, $0.92, $0.92, $0.96 and $1.00 for the years 2011, 2012, 2013, 2014 and 2015, respectively.

(iv)           The first paragraph on page 45 and the table following such paragraph are replaced with the following paragraph and tables:

To the extent publicly available, Lazard reviewed, among other things, the P/E multiples of each of the target companies implied by the selected transactions by comparing the per share acquisition price to the target company’s estimated EPS for the fiscal year following the year in which the relevant transaction was announced.  Estimated EPS for the target companies was based on I/B/E/S or other publicly available financial research.  The following tables summarize the results of this review:

Acquiror	Target	Transaction P/E Multiple
Exelon Corporation	Constellation Energy Group, Inc.	11.9x
The AES Corporation	DPL Inc.	12.4x
Algonquin Power & Utilities Corp.	Granite State Electric Company / EnergyNorth Natural Gas Inc.	Not Available
PPL Corporation	E.ON U.S. LLC	Not Available
Emera Inc.	Maine & Maritimes Corporation	Not Available
FirstEnergy Corp.	Allegheny Energy, Inc.	12.1x
Algonquin Power & Utilities Corp. / Emera Inc. / California Pacific Electric Company	Assets of NV Energy, Inc.	Not Available
Chesapeake Utilities Corporation	Florida Public Utilities Company	Not Available
Macquarie Infrastructure Partners	Puget Energy, Inc.	17.6x
Iberdrola, S.A.	Energy East Corporation	18.8x
KKR & Co. L.P. / TPG Capital	TXU Corp.	13.6x
Great Plains Energy Incorporated / Black Hills Corporation	Aquila, Inc.	22.7x
WPS Resources Corporation	Peoples Energy Corporation	18.7x
Macquarie Infrastructure Partners	Duquesne Light Holdings, Inc.	17.4x
Northern New England Energy Corporation	Green Mountain Power Corporation	Not Available
National Grid plc	KeySpan Corporation	17.1x
MidAmerican Energy Holdings Company	PacifiCorp	Not Available
Duke Energy Corporation	Cinergy Corp.	15.0x
PNM Resources, Inc.	TNP Enterprises, Inc.	Not Available
Ameren Corporation	Illinois Power Company	Not Available
Ameren Corporation	CILCORP Inc.	Not Available
Energy East Corporation	RGS Energy Group, Inc.	16.1x
Pepco Holdings, Inc.	Conectiv	Not Available
Emera Inc.	Bangor Hydro-Electric Company	Not Available
Energy East Corporation	Central Maine Power Company	Not Available

Selected Precedent Transactions P/E Multiples
High	22.7x
Mean	16.1x
Median	16.6x
Low	11.9x

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This supplement contains forward-looking statements, including information relating to the merger, which are qualified in their entirety by the “Special Note Regarding Forward-Looking Statements” section of the Proxy Statement.

SPECIAL MEETING OF SHAREHOLDERS

The date, time and place of the special meeting of shareholders of Central Vermont have not changed and remain as follows:
September 29, 2011
10:00 a.m., Rutland, Vermont time
Paramount Theatre
30-36 Center Street
Rutland, Vermont  05701

Another proxy card is enclosed for your convenience. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a shareholder of record of the Company, you may revoke your proxy or change your vote at any time before it is exercised at the special meeting, or at any adjournment or postponement thereof, in any of the ways described below.

How to Vote

Shareholders of record may submit proxies by mail, by telephone or through the Internet. Shareholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. The enclosed proxy card includes detailed information on how to vote by telephone at 1-800-776-9437 or through the Internet at www.voteproxy.com. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or through the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the merger proposal, the proposal to permit the proxies to vote, in their discretion, on the postponement or adjournment of the special meeting, if necessary, and the non-binding advisory vote proposal on Central Vermont’s named executive officers’ change in control payments relating to the merger. No proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

If you are a participant in the 401(k) Plan, a proxy card has been provided to allow you to direct the trustee of the 401(k) Plan how to vote any shares attributable to your individual account under the 401(k) Plan.  The trustee will only vote such shares as directed by participants in the 401(k) Plan.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Revocation of Proxies

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•
by delivering written notification or a proxy of a later date to us by September 28, 2011 at 5:00 pm at our principal executive offices at 77 Grove Street, Rutland, Vermont 05701, Attention: Corporate Secretary; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you voted by telephone or through the Internet, you can also revoke your proxy and change your vote by any of these methods or you can revoke your proxy and change your vote by telephone by calling 1-800-776-9437 or through the Internet at www.voteproxy.com. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy and change your vote by telephone or through the Internet. If you have instructed a broker or bank to vote your shares, you can revoke your proxy and change your vote by following the directions received from your broker or bank to change those instructions.

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal, the proposal to permit the proxies to vote, in their discretion, on the postponement or adjournment of the special meeting, if necessary, and the non-binding advisory vote proposal on Central Vermont’s named executive officers change in control payments relating to the merger.

SPECIAL MEETING OF SHAREHOLDERS OF CENTRAL VERMONT PUBLIC SERVICE CORPORATION September 29, 2011

PROXY VOTING INSTRUCTIONS

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Special Meeting and Proxy Statement are available at http://www.cvps.com/InvestorRelations/Default.aspx

INTERNET   - Access "www.voteproxy.com" and follow the on-screen instructions.  Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions.  Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Special Meeting.
¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The proposal to approve the Agreement and Plan of Merger, effective as of July 11, 2011, by and among Gaz Métro Limited Partnership, a Québec limited partnership, Danaus Vermont Corp., a Vermont corporation and indirect wholly-owned subsidiary of Gaz Métro Limited Partnership and Central Vermont Public Service Corporation, a Vermont corporation, pursuant to which Danaus Vermont Corp. will merge with and into Central Vermont Public Service Corporation.

FOR AGAINST ABSTAIN ☐ ☐ ☐

2. The proposal to grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval of the Agreement and Plan of Merger if there are not sufficient votes for approval of the Agreement and Plan of Merger at the special meeting.

FOR AGAINST ABSTAIN ☐ ☐ ☐
	3. The proposal to approve, by a non-binding advisory vote, the change in control payments related to the merger and payable to the Named Executive Officers.	FOR AGAINST ABSTAIN ☐ ☐ ☐

This proxy when properly executed will be voted in the manner directed by the shareholder.  If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 according to the discretion of the proxy holders on such other matters that may properly come before the Special Meeting and any and all adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes in the registered name(s) on the account may not be submitted via this method.
☐

Even if you expect to attend the special meeting in person, please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, dated August 29, 2011.

Signature of Stockholder:                                                      Date:                                                                      Signature of Stockholder:                                              Date:

Note:   Please sign exactly as your name(s) appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited by the board of directors of Central Vermont Public Service Corporation (the “Company”) for the Special Meeting of Shareholders on September 29, 2011.

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints Messrs. Lawrence J. Reilly and Dale A. Rocheleau, and Ms. Pamela Keefe and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in the Company entitled to vote at the Special Meeting of Shareholders of the Company on September 29, 2011, and at any adjournments or postponements thereof, as indicated on the reverse side.  Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote all shares of stock of the Company standing in the name of the undersigned shareholder.

This proxy when properly executed will be voted in the manner directed by the shareholder.  If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 according to the discretion of the proxy holders on such other matters that may properly come before the Special Meeting and any and all adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

COMMENTS: